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                                                                      EXHIBIT 12

     STATEMENT REGARDING COMPUTATION ON RATIO OF EARNINGS TO FIXED CHARGES

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                                                                        YEAR ENDED DECEMBER 31,
                                                   -----------------------------------------------------------------
                                                     1992          1993          1994          1995          1996
                                                   ---------     ---------     ---------     ---------     ---------
                                                                        (AMOUNTS IN THOUSANDS)
EARNINGS
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Income (loss) before minority interest and
  extraordinary item.............................  $  (6,709)(1) $   6,612(2)  $  11,581(3)  $  20,826     $  18,570
Interest.........................................      6,001         7,091        10,190        17,040        26,160
Less: interest capitalized during the period.....        (92)         (730)       (2,724)       (5,048)       (2,714)
Amortization of deferred financing costs.........        208           336           370           658           779
Interest portion of rental expense...............         93            93            95            99           119
                                                   ---------     ---------     ---------     ---------     ---------
  Total Earnings.................................  $    (499)    $  13,402     $  19,512     $  33,575     $  42,914
                                                   ---------     ---------     ---------     ---------     ---------
                                                   ---------     ---------     ---------     ---------     ---------

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FIXED CHARGES
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
Interest.........................................  $   6,001     $   7,091     $  10,190     $  17,040     $  26,160
Amortization of deferred financing costs.........        208           336           370           658           779
Interest portion of rental expense...............         93            93            95            99           119
                                                   ---------     ---------     ---------     ---------     ---------
  Total Fixed Charges............................  $   6,302     $   7,520     $  10,655     $  17,797     $  27,058
                                                   ---------     ---------     ---------     ---------     ---------
                                                   ---------     ---------     ---------     ---------     ---------
Ratio of Earnings to Fixed Charges...............      (0.08)x        1.78x         1.83x         1.89x         1.59x
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(1) During 1992, the Company negotiated a discounted payoff of a mortgage loan secured by an apartment community, the excess of the amount owed for principal and interest over the amount paid to pay off the loan was recorded as an extraordinary item-gain on extinguishment of debt. The Company determined that the carrying value of the community was in excess of net realizable value. The excess of $10,284 was charged to write down of real estate assets and was recorded in the income (loss) before minority interest and extraordinary item. Consequently, the computation of the ratio of earnings to fixed charges for such year indicates that earnings were inadequate to cover fixed charges by approximately $6,801.

(2) During 1993, the Company negotiated a discounted payoff of a mortgage loan secured by an apartment community, the excess of the amount owed for principal and interest over the amount paid to payoff the loan was recorded as an extraordinary item-gain on extinguishment of debt. The Company determined that the carrying value of the community was in excess of net realizable value. The excess of $1,361 was charged to write down of real estate assets and was recorded in the income (loss) before minority interest and extraordinary item.

(3) In connection with the repayment of existing indebtedness at the time of the initial public offering, prepayment penalties and lender participation (additional interest) totaling $2,594 were paid. Prior to the offering, an Executive Incentive Deferred Compensation Plan was canceled and the $2,639 that was funded by the Company was expensed during 1994.